Exhibit 10.7

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

STRATEGIC INNOVATION FUND

AbCellera COVID-19 Project

This Agreement made

Between:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA
(“Her Majesty”)

as represented by the Minister of Industry

(the “Minister”)

And:

AbCellera Biologics Inc., a corporation duly incorporated under the laws of British Columbia, having its head office located at 2215 Yukon Street, Vancouver, British Columbia V5Y 0A1

(the “Recipient”)

RECITALS

WHEREAS

I-

The Strategic Innovation Fund (“SIF”) is designed to encourage research and development, and accelerate the technology transfer and commercialization of innovative products, services, and processes; facilitate the growth and expansion of firms; secure economically significant mandates within or to Canada; and, advance industrial research and technology demonstration activities through collaboration;

II-	Neither the entering into this Agreement nor the provision by the Minister of the Contribution is contingent upon export performance on the part of the Recipient;

III-	the Project involves:

•	activities related to the creation or deployment of medical countermeasures (MCM’s), or any activity related to the response to COVID-19;

•	activities related to Canada’s long-term emergency preparedness; and

•	obtaining an R&D and/or production mandate which was previously held outside of Canada or is being established for the first time in relation to Canada’s emergency preparedness.

IV-

The Minister has agreed to make a partially repayable contribution to the Recipient in support of the Recipient’s Eligible Supported Costs (as defined herein) of the Project with total Project costs of [***];

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

NOW, THEREFORE in accordance with the mutual covenants and agreements herein, Her Majesty and the Recipient agree as follows:

1.	Purpose of the Agreement

The purpose of this Agreement is to set out respective obligations and the terms and conditions under which the Minister will provide funding in support of the Project (as defined herein).

2.	Interpretation

2.1	Definitions.

In this Agreement, a capitalized term has the meaning given to it in this section, unless otherwise specified:

“Acquisition or Divestiture” means an acquisition of a business, the sale of a business or a merger or amalgamation.

“Activity” means a significant task that must take place in order to complete the Project. It has duration, during which time the work of that task is performed, and may have resources and costs associated with that task as set out in Form C1- ESTIMATED PROJECT COSTS BREAKDOWN of Schedule 1 - Statement of Work.

“Agreement” means this contribution agreement including all the schedules attached hereto, as such may be amended, restated or supplemented, from time to time.

“Affiliated Person” means an affiliated person as defined in the Income Tax Act, as amended.

“Background Intellectual Property” means Intellectual Property that is not Project Intellectual Property and that is required for the carrying out of the Project or the exploitation of the Project Intellectual Property.

“Background Intellectual Property Rights” means the Intellectual Property Rights in Background Intellectual Property.

“Benefits Commitments” means those activities described in Subsection 6.3 of this Agreement that will generate benefits to Canada.

“Benefits Phase” means the period from the Project Completion Date to and including the last day of the Term.

“Change in Control” of the Recipient means:

(a)

if the Recipient is a public company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of 20% or more of outstanding shares of voting stock of the Recipient; or

(b)

if the Recipient is a private company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of 50% or more of the voting stock in the Recipient; or

(c)	if the Recipient enters into a binding obligation to sell, sells or otherwise disposes of all or substantially all of its assets.

“Claim Period” means the following quarters of a calendar year: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Collaboration” means the Recipient’s association with one or more Collaboration Partners for the purpose of research and development.

“Collaboration Partner” means, other than the Recipient and sub-contractors, any small and medium-sized Canadian based enterprise, any Canadian research institute, any licensed or accredited academic, post-secondary institution in Canada that is/are involved in the Collaboration.

“Contribution” means the funding, in Canadian dollars, made available by the Minister under this Agreement.

“CO-OP Term” means a four (4) month full-time position.

“Dispose” means, as regards a Project Asset, the transferring outside Canada, by the Recipient, selling, leasing or otherwise disposing including, in the case of a prototype or pilot plant, the transfer to commercial production, but in any event, shall not include abandoning the Project Asset for legitimate business reasons, such as the disposal of obsolete or disused equipment or materials.

“Eligibility Date” means [***].

“Eligible Costs” means the costs associated with work performed in Canada, or outside of Canada to the extent explicitly permitted in this Agreement that are incurred and paid by the Recipient in respect of the Project, and in accordance with Schedule 3 - Cost Principles, excluding:

(a)	any costs that are specifically identified in Schedule 1 - Statement of Work as not being supported; and

(b)	any costs prohibited or deemed ineligible elsewhere in this Agreement.

“Event of Default” means the events of default listed in Subsection 14.1 of this Agreement.

“Execution Date” means the date of the last signature to this Agreement such that the Agreement is signed and dated by all Parties.

“Fair Market Value” means the price that would be agreed to in an open and unrestricted market between knowledgeable and willing parties dealing at arm’s length, who are fully informed and not under any compulsion to transact.

“Force Majeure” means any cause which is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, strikes, or any act of God or other similar circumstance and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

“FTE” or “Full Time Equivalent” means each employee or, where applicable, intern, who works for the Recipient on a full-time basis (i.e. they are responsible to work at least 2,000 hours for the Recipient when calculated on an annual basis) and, in the case of hourly paid employees or interns who are responsible to work for the Recipient less than on a full-time basis, each equivalent to such a full-time worker, where the number of such equivalents is calculated by dividing (a) by (b) where (a) = the aggregate of all hours worked by such individuals for the Recipient including hours taken by them as paid vacation, sick leave, and for other similar reasons, calculated on an annual basis, and (b) = 2,000 hours.

“Good Manufacturing Practice Antibody Production Facility” means the facility referred to in Section 2.2 Statement of Work for Phase 2 in Schedule 1 - Statement of Work.

“Government Fiscal Year” means the period from April 1 of one year to March 31 of the following year.

“Highly Skilled” means an employee that requires specialized training in order to operate, manage or participate in the Project. This may include scientists, engineers, managers and specialized trades.

“Intellectual Property” means all inventions, whether or not patented or patentable, all commercial and technical information, whether or not constituting trade secrets, and all copyrightable works, industrial designs, integrated circuit topographies, and distinguishing marks or guises, whether or not registered or registrable.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Intellectual Property Rights” means all rights recognized by law in or to Intellectual Property, including but not limited to Intellectual Property rights protected through legislation. These shall include patents, copyrights, industrial design rights, integrated circuit topography rights, rights in trademarks and trade names, all rights in applications and registrations for any of the foregoing, and all rights in trade secrets and confidential information.

“Interest Rate” means the Bank Rate, as defined in the Interest and Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at: http://www.tpsgc-pwgsc.gc.ca/recgen/txt/taux-rates-eng.html

“Master Schedule” means a summary-level Project schedule that identifies the major Activities and work breakdown structure components and Milestones as reflected in Schedule 1 - Statement of Work.

“Material Change” is a significant change in the scope, objectives, outcomes or benefits of the Project including without limitation, the following:

(a)	The Project is not completed or not expected to be completed by the Project Completion Date;

(b)	The Recipient does not proceed with undertaking Phase 2 of the Project as outlined in Schedule 1 - Statement of Work;

(c)

the estimated Total Eligible Costs set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work are expected to be reduced or are expected to be exceeded by [***] percent ([***]%) or more;

(d)	a change in the locations where the Project is to be performed as identified in Form D - PROJECT LOCATION AND COSTS of Schedule 1 - Statement of Work.

“Maximum Amount to be Repaid” means [***] times the actual amount of the Contribution disbursed for Phase 2 by the Minister to the Recipient under this Agreement.

“Milestone” means a significant point or event in the Project as set forth in Form B of Schedule 1 - Statement of Work.

“Party” means the Minister, or the Recipient or any Guarantor, and “Parties” means all of them.

“Phase 1” means Phase 1 of the Project as defined in Section 2.1 Statement of Work for Phase 1 of the Project in Schedule 1 - Statement of Work.

“Phase 2” means Phase 2 of the Project as defined in Section 2.2 Statement of Work for Phase 2 of the Project in Schedule 1 - Statement of Work.

“Project” means the project as described in Schedule 1 - Statement of Work.

“Project Asset” means an asset which, in whole or in part, has been acquired, created, developed, advanced and/or contributed to by the Contribution.

“Project Completion Date” means [***].

“Project Intellectual Property” means all Intellectual Property conceived, produced, developed or reduced to practice in carrying out the Project by the Recipient and/or any Affiliated Persons of the Recipient, or any of their employees, agents, contractors or assigns.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Project Intellectual Property Rights” means the Intellectual Property Rights in the Project Intellectual Property.

“Public Office Holder” means a public office holder as defined in the Lobbying Act, as amended.

“Resulting Products” means all products, services or processes produced using the Project Intellectual Property or that incorporate any of the Project Intellectual Property.

“Recipient Fiscal Year” means the period for which the Recipient’s accounts in respect of its business or property are prepared for purposes of assessment under the Income Tax Act, as amended.

“Repayment Period” means the repayment period set out in Section 2 of Schedule 5 - Repayments to the Minister.

“Schedule” means a schedule to this Agreement, including any amendments or supplements.

“Similar Goods” means goods or services that closely resemble the goods or services being transferred, in respect of their component materials, form, function and characteristics, and are capable of performing an equivalent function as, and of being commercially interchangeable with, the goods being transferred.

“Technology Readiness Level” or “TRL” means technology readiness according to the Technology Readiness Level scale described below.

Technology Readiness Level	Description
TRL 1—Basic principles observed and reported	Lowest level of technology readiness. Scientific research begins to be translated into applied research and development (R&D). Examples might include paper studies of a technology’s basic properties.

TRL 2—Technology concept and/or application formulated	Invention begins. Once basic principles are observed, practical applications can be invented. Applications are speculative, and there may be no proof or detailed analysis to support the assumptions.

TRL 3—Analytical and experimental critical function and/or characteristic proof of concept	Active R&D is initiated. This includes analytical studies and laboratory studies to physically validate the analytical predictions of separate elements of the technology.

TRL 4—Product and/or process validation in laboratory environment	Basic technological products and/or processes are tested to establish that they will work.

TRL 5—Product and/or process validation in relevant environment	Reliability of product and/or process innovation increases significantly. The basic products and/or processes are integrated so they can be tested in a simulated environment.

TRL 6—Product and/or process prototype demonstration in a relevant environment	Prototypes are tested in a relevant environment. Represents a major step up in a technology’s demonstrated readiness. Examples include testing a prototype in a simulated operational environment.

TRL 7—Product and/or process prototype demonstration in an operational environment	Prototype near or at planned operational system and requires demonstration of an actual prototype in an operational environment (e.g. in a vehicle).

TRL 8—Actual product and/or process completed and qualified through test and demonstration	Innovation has been proven to work in its final form and under expected conditions. In almost all cases, this TRL represents the end of true system development.

TRL 9—Actual product and/or process proven successful	Actual application of the product and/or process innovation in its final form or function.

“Term” means the duration of this Agreement as set out in Subsection 3.2 of this Agreement.

“Work Phase” means the period of time from the Eligibility Date to and including the Project Completion Date.

“Years to Repay” means [***] years.

2.2	Singular/Plural. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.3

Entire Agreement. Unless amended in writing by the Parties, this Agreement comprises the entire agreement between the Parties in relation to the Project. No prior document, negotiation, provision, undertaking or agreement in relation to the subject matter of this Agreement has legal effect. No representation or warranty, whether express, implied or otherwise, has been made by the Minister to the Recipient, except as expressly set out in this Agreement.

2.4

Inconsistency. In case of inconsistency or conflict between a provision contained in the part of the Agreement preceding the signatures and a provision contained in any of the Schedules to this Agreement, the provision contained in the part of the Agreement preceding the signatures will prevail.

2.5	Schedules. This Agreement contains the following Schedules as described below, which form an integral part of this Agreement:

Schedule 1 - Statement of Work

Schedule 2 - Communications Obligations

Schedule 3 - Cost Principles

Schedule 4 - Reporting Requirements

Schedule 5 - Repayments to the Minister

Schedule 6 - Resolution Process

Schedule 7 - Special Purpose Equipment

3.	Duration of Agreement

3.1	Execution. This Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature by the Minister, failing which it will be null and void.

3.2

Duration of Agreement. This Agreement will commence on the Execution Date and will expire, subject to Subsection 3.3, on the date of the last repayment to the Minister, which will be [***], and [***], unless terminated earlier in accordance with the terms of this Agreement.

3.3

Survival Period. Notwithstanding the provisions of Subsection 3.2 above, the rights and obligations described in the following Sections or Subsections will survive for a period of three (3) years beyond the Term or early termination of the Agreement:

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 7 - Government Funding

Subsection 8.5 - Overpayment by Minister

Section 9 - Reporting, Monitoring, Audit and Evaluation

Subsection 10.2(d) - Disposal of Assets

Subsection 13.1 – Indemnification

Subsection 13.2 - Limitation of Liability

Section 14 - Default and Remedies

Subsection 17.2 – Interest

Subsection 17.3 - Set-off Rights of Minister

Subsection 17.8 - Applicable Law

4.	The Contribution

4.1

Contribution. Subject to the terms and conditions of this Agreement, the Minister agrees to make a non-repayable Contribution to the Recipient in respect of Phase 1 of the Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a)	[***] percent ([***]%) of the Eligible Supported Costs; and

(b)	[***].

4.1.1

Contribution. Subject to the terms and conditions of this Agreement, the Minister agrees to make a [***] repayable Contribution to the Recipient in respect of Phase 2 in an amount not exceeding the lesser of (a) and (b) as follows:

(a)	[***] percent ([***]%) of the Eligible Supported Costs; and

(b)	[***].

4.2

Funding Period. The Minister will not contribute to any Eligible Supported Costs incurred by the Recipient prior to the Eligibility Date or after the Project Completion Date. In no event will Eligible Supported Costs incurred prior to the Execution Date exceed [***] percent ([***]%) of the “estimated Total Eligible Supported Costs” set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work.

4.3

Fiscal Year. The payment of the Contribution per Government Fiscal Year is estimated at amounts specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work. The Minister will have no obligation to pay any amounts in any Government Fiscal Year other than those specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work. If, for a given Government Fiscal Year, the Recipient claims an amount less than the estimated Contribution for that Government Fiscal Year specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work, the Minister may consider any request to reprofile the excess funds to future Government Fiscal Years before the Project Completion Date.

4.4	Overruns. Subject to Subsection 6.3.4, the Recipient shall be responsible for all costs of the Project, including cost overruns, if any.

4.5	Holdbacks. Notwithstanding any other provisions of this Agreement, the Minister may, at the Minister’s sole discretion, withhold up to ten percent (10%) of the Contribution until:

(a)	the Project is completed to the satisfaction of the Minister;

(b)	the final report described in Subsection 8.3(c) has been submitted to the satisfaction of the Minister;

(c)	the Minister has approved the final claim described in Subsection 8.3.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.	Recipient’s Obligations

5.1	Project Completion Date. The Recipient agrees to carry out the Project in a diligent and professional manner using qualified personnel, and complete same on or before the Project Completion Date.

5.2	Project Location. Except as otherwise permitted in Subsection 6.5 below, the Recipient agrees to carry out the Project exclusively in Canada located in Vancouver, British Columbia.

5.3	Benefits Commitments. The Recipient agrees to conduct Benefits Commitments exclusively in Canada.

5.4	Repayment. The Recipient agrees to make all repayments due to the Minister as set out in Schedule 5 - Repayments to the Minister.

5.5	Compliance. The Recipient agrees to satisfy and comply with all other terms, conditions and obligations contained in this Agreement.

6.	Special Conditions

6.1	Pre-Disbursement

The Recipient covenants and agrees to the following:

6.1.1

First Claim. Upon submission of the first claim, the Recipient shall provide evidence to the Minister, to the Minister’s satisfaction, that it has available funds to carry out the Project and continue operating for the remainder of the Government Fiscal Year in which the claim is received by the Minister, or for a period of six months from the day the claim is received by the Minister, whichever is greater. No disbursement of the Contribution shall be made prior to the Recipient providing such satisfactory evidence. If the Recipient fails to satisfy such condition within one hundred and twenty (120) days of the receipt of the first claim, the Minister may, at his discretion, terminate the Agreement upon written notice.

Subsequently, at the beginning of each new Government Fiscal Year, the Recipient shall provide evidence to the Minister, to the Minister’s satisfaction, that it has available funds to carry out the Project and continue operating for that Government Fiscal Year. No disbursement of the Contribution shall be made prior to the Recipient providing such satisfactory evidence. If the Recipient fails to satisfy such condition within one hundred and twenty (120) days of the beginning of each Government Fiscal Year, the Minister may, at his discretion, terminate the Agreement upon written notice.

6.1.2

Feasibility Study. Prior to the first disbursement of the Contribution under this Agreement associated with Phase 2, and within a period of [***] months [***] of the Execution Date of the Contribution Agreement, the Recipient shall submit, to the satisfaction of the Minister, a feasibility study for the Good Manufacturing Practice Antibody Production Facility that will:

i	[***]; and

ii	[***].

6.2	Future Financing and Acquisition

6.2.1

Future Financing. Subject to the Change in Control provisions and any other applicable federal/provincial laws or regulations, nothing in the Agreement will prevent the Recipient from raising future financing through debt or equity markets as required to advance and grow the Recipient’s business. Specifically, nothing in the Agreement shall prevent the Recipient from pursuing an Initial Public Offering on a major exchange, subject to Subsection 10.2(c), should the Recipient and its Board determine that it is appropriate to do so.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.2.2

Minister’s Consent to Change in Control on Acquisition. In the event that the Minister does not provide his/her consent to a Change in Control as required within this Agreement, the Minister may require the Recipient to repay to the Minister all or part of the Contribution disbursed by the Minister, together with interest from the day of demand at the Interest Rate, due within [***] days, as of the date of the written notice of the Minister informing the Recipient of the decision, at which time the Parties will be released from their obligations under this Agreement (except for those obligations that survive beyond the term of the Agreement, excluding Subsection 10.2(d) - Disposal of Assets).

6.3	Benefits Commitments.

The Recipient covenants and agrees to the following:

6.3.1	Strengthen Canada’s response to COVID-19

(a)

[***] to ensure that any MCMs (e.g. antibody therapies, treatments, diagnostic test kits and the reagents required to use those kits, etc.) developed directly as a result of the Project will be accessible and available for the Canadian population, [***].

(b)	[***] to establish clinical trial site(s) in Canada for its antibody discoveries related to COVID-19 [***].

6.3.2	Creation and Retention of Intellectual Property (IP) in Canada

(a)	to maintain ownership of Project Intellectual Property to which the Minister has directly contributed, or improvements to products, processes and equipment arising from the Project.

(b)

to develop an internal IP strategy, to the extent it does not already exist, setting out terms that support the creation and retention of IP in Canada, including educational awareness training for employees The IP strategy will be submitted within [***] of the Execution Date of the Agreement. The Recipient agrees to report annually on any changes related to IP training during the Term.

(c)

to assign, transfer or license the Project Intellectual Property, to which the Minister has directly contributed, [***] to ensure a domestically-sourced supply of MCM in response to COVID-19, [***] under terms to be negotiated between the Parties in good faith. [***]

6.3.3	Maintain Footprint in Canada

to maintain ownership and ongoing operations of its Good Manufacturing Practice Antibody Production Facility in Canada for the Term.

6.3.4	Cost Overruns

In the event the Recipient does not [***] as per Section 4.1.1 of this Agreement, should the Recipient incur cost overruns in Phase 2.

6.4	Facility Closure Mandatory Repayment

In the event of a closure of the Good Manufacturing Practice Antibody Production Facility during the Term, [***].

6.5	Work Outside Canada

In consideration of the Minister providing the Contribution, the Recipient shall incur a minimum of [***] of the Project Eligible Costs in Canada, and may incur up to [***] of Eligible Costs for work outside of Canada. Any cost over the threshold of [***] will be considered ineligible and will not be subject to claim.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.6	Annual Benefits Reporting

In addition to the Reporting Requirements outlined in Subsection 11.6 and in in Schedule 4 - Reporting Requirements, the Recipient covenants and agrees to the following:

(a)	On an annual basis and for the Term, the Recipient shall provide information identifying the Project’s achievements relative to planned outcomes and benefits, including, but not limited to:

i.	Number of therapeutic antibodies discovered, developed, manufactured, and/or distributed;

ii.	Number of antibodies licensed for diagnostic testing;

iii.	Number of jobs created or maintained with average and range of salary levels;

iv.	Market share secured or captured;

v.	Composition of workforce, including diversity and gender representation;

vi.	Dollars spent on Canadian R&D and/or capital expenditures;

vii.	Productivity improvement levels;

viii.	Number and details of post-secondary institution collaborations;

ix.	Number and activities of co-op engagements; and

x.	Training activities of the workforce.

(b)	On an annual basis and for the Term, the Recipient shall provide information on the Project derived benefits including, but not limited to:

i.	Number of therapeutic antibodies discovered, developed, manufactured, and/or distributed;

ii.	Impact to the growth of the Canadian supply chain;

iii.	New intellectual property generated;

iv.	R&D and Product Development levels as a function of revenue;

v.	Details of increased collaborations, including associated costs and activities;

vi.	Efforts to reduce environmental footprint and/or increase environmental sustainability of the company; and

vii.	Productivity improvement levels.

6.7	Additional Reporting Requirements

In addition to the Reporting Requirements outlined in Schedule 4 - Reporting Requirements, and Subsection 6.6 (a) and (b), the Recipient will be required to notify the Minister immediately upon its [***].

6.8	Amendment

The Recipient shall provide written notice to the Minister of any changes which may have an impact on Schedule 1 - Statement of Work or on the Benefits Commitments in accordance with 6.3 of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Recipient shall provide to the satisfaction of the Minister sufficient written reasons to justify modifications to the Agreement. At the Minister’s sole discretion, the Minister may request a formal amendment to be executed by the Parties. The Parties agree to negotiate in good faith such amendments as per Schedule 6 - Resolution Process. Failure to agree will result in the Minister declaring an Event of Default in accordance with 14.1 of this Agreement.

7.	Government Funding

7.1

The Recipient represents that the list below states all funding from federal, provincial, territorial or municipal governments in Canada (“Government Funding”), requested or received by the Recipient or that the Recipient currently expects to request or receive to cover any of the Eligible Supported Costs. The list below excludes provincial and federal investment tax credits.

Federal	[***]
Provincial	[***]
Territorial	[***]
Municipal	[***]

Total	$ 175,631,000

7.2

The Recipient shall inform the Minister of any change to the amount of Government Funding identified in Subsection 7.1. The Recipient shall also inform the Minister of any provincial and federal investment tax credits, received or expected to be received by the Recipient for the Eligible Supported Costs. Such notice must be made promptly in writing, and in any case not later than thirty (30) days following any change. In the event of additional Government Funding, the Minister will have the right to either reduce the Contribution to the extent of any additional funding received by the Recipient or require the Recipient to repay the Contribution hereunder equal to the amount of any such additional funding received by the Recipient in accordance with Subsection 8.5.

7.3

In no instance will the total Government Funding (including SIF funding, provincial and federal investment tax credits) towards Eligible Supported Costs of the Project be allowed to exceed [***] of total Eligible Supported Costs.

8.	Claims and Payments

8.1

Separate Records. The Recipient shall maintain accounting records that account for the Contribution paid to the Recipient and the related Project costs, separate and distinct from any other sources of funding.

8.2	Claims Procedures. The Minister will reimburse claims for Eligible Costs submitted for a Claim Period, provided there is no Event of Default and the claims are:

(a)	submitted for each Claim Period, except for the first claim which will start on the Eligibility Date;

(b)	submitted within forty-five (45) days of the end of each Claim Period;

(c)

accompanied with details of all costs being claimed according to Schedule 3 - Cost Principles, which have been incurred by the Recipient and which will be substantiated by such documents as may be required by the Minister and presented in accordance with the Activities and the Milestones contained in Schedule 1 - Statement of Work;

(d)	certified, in a form satisfactory to the Minister, by the chief financial officer of the Recipient or such other person considered satisfactory to the Minister;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)

adjusted, if necessary, by including a deduction for expenses included in a previous claim which were not eligible expenses according to Eligible Costs definition in this Agreement or which were not paid by the Recipient;

(f)	accompanied by a report containing:

(i)	the Recipient’s revised projections of the Project cash flows for the current Government Fiscal Year;

(ii)

an identification of any planned or completed transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of equipment or SPE, as defined in Schedule 7 - Special Purpose Equipment, funded in whole or in part by the Contribution;

(iii)	an itemized list of foreign sub-contracting costs, if any;

(iv)	the foreign exchange rates used in the claim;

(v)	progress report as specified in Subsection 1.2 of Schedule 4 - Reporting Requirements;

(vi)	such other information as the Minister may request from time to time; and

(vii)	an update to the list of current holdings of Special Purpose Equipment as per Schedule 7 - Special Purpose Equipment, if any modifications have been made since the last claim;

(g)

accompanied by a statement from the Recipient repeating and confirming the representations set out in Section 10 of this Agreement as required by Subsection 10.3, and a certification that there are no Events of Defaults (and no state of facts exist which, with the giving of notice or the passing of time, or both, would constitute an Event of Default);

(h)	substantially (± 20 percent (20%)) consistent with the cost estimates of Schedule 1 - Statement of Work; and

(i)	accompanied by the Recipient’s travel policy (first claim only).

8.3	Final Claim Procedures. The Recipient shall submit, within forty-five (45) days after the Project Completion Date, the final claim along with:

(a)

an itemized statement certified by the Recipient’s chief financial officer, or such other person considered satisfactory to the Minister, attesting to the total Eligible Costs for the Project incurred and paid;

(b)	a statement of the total government funding (federal, provincial and municipal funding as well as tax credits) received or requested to cover the Eligible Costs of the Project; and

(c)	a final progress report on the Project, as more fully described in Subsection 1.3 of Schedule 4 - Reporting Requirements.

8.4	Payment Procedures.

(a)

The Minister shall review and approve the documentation submitted by the Recipient following the receipt of the Recipient’s claim and in the event of any deficiency in the documentation, the Minister will notify the Recipient and the Recipient shall immediately take action to address and rectify the deficiency.

(b)

Subject to the maximum Contribution amounts set forth in Subsection 4.1 and all other conditions contained in this Agreement, the Minister shall pay to the Recipient a percentage of the Eligible Supported Costs set forth in the Recipient’s claim based on the sharing ratios identified in Paragraph 4.1 (a) and 4.1.1 (a), in accordance with the Minister’s customary practices.

(c)	The Minister may request at any time that the Recipient provide satisfactory evidence to demonstrate that all Eligible Costs claimed have been paid.

8.5

Overpayment by Minister. Where the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled, the Recipient shall repay to the Minister, promptly and no later than thirty (30) days from notice from the Minister, the amount of the overpayment together with interest at the Interest Rate from the date of the notice to the day of payment to the Minister in full. Any such amount is a debt due to Her Majesty and is recoverable as such.

9.	Reporting, Monitoring, Audit and Evaluation

9.1	Reports. The Recipient agrees to provide the Minister with the reports as described in Schedule 4 - Reporting Requirements, to the Minister’s satisfaction.

9.2

Additional Information. Upon request of the Minister and at no cost to the Minister, the Recipient shall promptly elaborate upon any report submitted or provide such additional information as may be requested.

9.3

Minister’s Right to Audit Accounts and Records. The Recipient shall, at its own expense, maintain and preserve in Canada and make available for audit and examination by the Minister or the Minister’s representatives all books, accounts and records relating to this Agreement or the Project held by the Recipient, its Affiliated Persons, agents and contractors and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including repayment to the Minister. The Minister will have the right to conduct such audits at the Minister’s expense as may be considered necessary.

Unless otherwise agreed to in writing by the Minister, the Recipient and its Affiliated Persons, agents and contractors shall maintain and preserve all books, accounts, invoices, receipts and records and all other documentation related to this Agreement until the end of the Recipient Fiscal Year that ends seven (7) years after the fiscal year of the date on which they were created.

9.4

Auditor General Rights. The Recipient recognizes, acknowledges and accepts that the Auditor General of Canada may, at the Auditor General’s cost, after consultation with the Recipient, conduct an inquiry under the authority of subsection 7.1 (1) of the Auditor General Act in relation to any funding agreement (as defined in subsection 42 (4) of the Financial Administration Act) with respect to the use of the Contribution received.

For the purposes of any such inquiry undertaken by the Auditor General, the Recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General,

(a)	all records held by the Recipient, its Affiliated Persons, agents or contractors relating to this Agreement and the use of the Contribution provided under this Agreement; and

(b)	such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement or the use of the Contribution.

9.5

Access to Records. The Recipient shall, at all times, ensure that its agents, employees, assigns, contractors, and Affiliated Persons are obligated to provide to the Minister or the Auditor General or their authorized representatives records and other information that are in possession of those agents, employees, assigns, contractors, and Affiliated Persons and that relate to this Agreement or to the use of the Contribution.

9.6

Access to Premises. The Recipient and its Affiliated Persons shall provide the representatives of the Minister reasonable access to premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or Project evaluation purposes.

9.7

Evaluation. The Recipient shall, at its own expense, participate in the preparation of case studies reporting on the outcomes of the Project, to be completed by the Minister or the Minister’s agents, in order to assist in the Minister’s preparation of an overall evaluation of the value and effectiveness of SIF.

10.	Representations, Warranties and Covenants

10.1	Representations. The Recipient represents and warrants that:

(a)

it is duly incorporated under Canadian law and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing, to preserve its legal capacity and to remain incorporated in a Canadian jurisdiction;

(b)	signatories to the Agreement have been duly authorized to execute and deliver this Agreement;

(c)

the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms;

(d)

it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with the Agreement. The Recipient shall inform the Minister forthwith of any such occurrence;

(e)	the execution and delivery of this Agreement and the performance by the Recipient of its obligations hereunder will not, with or without the giving of notice or the passage of time or both:

(i)	violate the provisions of the Recipient’s by-laws, any other corporate governance document subscribed to by the Recipient or any resolution of the Recipient;

(ii)	violate any judgment, decree, order or award of any court, government agency, regulatory authority or arbitrator; or

(iii)

conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, permit, deed of trust or any other instrument or agreement by which it is bound;

(f)	it has obtained or will obtain all necessary licences and permits in relation to the Project, which satisfy the requirements of all regulating bodies of appropriate jurisdiction;

(g)	it owns or holds sufficient rights in any Intellectual Property required to carry out the Project; and,

(h)	the description of the Project in Schedule 1 - Statement of Work is complete and accurate.

10.2	Covenants. The Recipient covenants and agrees that:

(a)

it is solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and the fulfilment of the Recipient’s other obligations under this Agreement;

(b)

no Material Change within the control of the Recipient will be made without the prior written consent of the Minister. In the event that the Minister does not consent to such a Material Change, the Minister may exercise the remedies set out in Subsection 14.3;

(c)	no Change in Control will be made without the prior written consent of the Minister.

(i)

In the case where the Recipient is a private company, the Recipient shall notify the Minister, in writing, no later than thirty (30) days prior to the date from which the Recipient expects to have a Change in Control, and the Minister will confirm no later than thirty (30) days after receiving notification from the Recipient if it consents to the Change in Control. Subject to subsection 17.13, consent will not be unreasonably withheld.

(ii)	In the case where the Recipient is a public company, the Recipient shall notify the Minister, in writing, of any Change in Control no later than thirty (30) days following any Change in Control.

(iii)

Prior to providing consent, the Minister may, as a result of notification of the Change in Control, require additional due diligence to determine the impacts of the Change in Control, such as the following, but not be limited to: the legal status of the Recipient pursuant to the Strategic Innovation Fund’s program terms and conditions; the impact on the recipient’s finances and the Project to ensure that the Recipient is able to complete the Project; and, any other considerations that may emerge. The purpose of the due diligence is to ensure that the Minister can fully evaluate any additional considerations that were not identified at the time of authorizing the funding. In the event that the Minister does not consent to such a Change in Control, the Minister may exercise the remedies set out in Subsection 14.3;

(d)

it shall retain possession and control of all Project Assets, including SPE as per Schedule 7 - Special Purpose Equipment, the cost of which has been contributed to by the Minister under the Agreement, and the Recipient shall not Dispose of the same without the prior written consent of the Minister, other than in the ordinary course of business where the aggregate book value of such Project Assets for each occurrence is no greater than [***];

(e)

it shall, in advance and in writing, and subject to Paragraphs 10.2 (c) and (d) of this Agreement, notify the Minister in the event of any Acquisition or Divestiture. In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing of any Acquisition or Divestiture contemporaneously with any press release, or filing of a public regulatory notice in respect of such Acquisition or Divestiture;

(f)

that it shall not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or satisfying any other of the Recipient’s obligations under this Agreement, including, without limitation, the making of repayments to the Minister hereunder;

(g)	it shall comply with the federal visibility requirements set out in Schedule 2 - Communications Obligations; and

(h)	it shall comply with all laws and regulations applicable to it.

10.3

Renewal of Representations. It is a condition precedent to any disbursement under this Agreement that the representations, warranties and covenants contained in this Agreement are true at the time of payment and that the Recipient is not in default of compliance with any terms of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.	Intellectual Property

11.1

Background Intellectual Property. The Recipient must own the Background Intellectual Property or hold sufficient Background Intellectual Property Rights to permit the Project to be carried out and the Project Intellectual Property to be exploited by the Recipient.

11.2

Project Intellectual Property. Ownership of the Project Intellectual Property to which the Minister has directly contributed, and the ownership of Project Intellectual Property Rights therefore, shall vest in the Recipient and shall remain in Canada for the Term unless otherwise agreed to by the Minister.

11.3

License of Project Intellectual Property. The Recipient agrees not to grant any exclusive right or exclusive license to, any of the Project Intellectual Property without the prior written consent of the Minister, except in respect of an end-user licensee in conjunction with the sale of Resulting Products and except [***].

11.4

Protection of Project Intellectual Property. The Recipient shall take appropriate steps to protect and enforce the Project Intellectual Property. The Recipient shall provide information to the Minister in that regard, upon request.

11.5

Crown Ownership of Intellectual Property. The Crown will not have an ownership interest in the Project Intellectual Property nor will the Crown acquire new rights in Background Intellectual Property by virtue solely of having provided the Contribution. Rights attributed to the Crown in any other way including under the Public Servants Inventions Act are not in any way affected by this Agreement.

11.6

Reporting on Licensing Activities. The Recipient will report [***], to the satisfaction of the Minister, a list of licensing arrangements with respect to the Project Intellectual Property executed since the previous report except for the first report which will cover the period from the Execution Date to the end of the first [***].

12.	Environmental and Other Requirements

12.1

The Recipient represents that the Project is not a “designated project” and is not being carried out on “federal lands” as such terms are defined in the Canadian Environmental Assessment Act, 2012 (“CEAA”).

12.2

The Recipient shall, in respect of the Project, comply with all federal, provincial, territorial, municipal and other applicable laws, including but not limited to, statutes, regulations, by-laws, rules, orders, ordinances and decrees governing the Recipient or the Project, or both, relating to environmental protection and the successful implementation of and adherence to any mitigation measures, monitoring or follow-up program that may be prescribed by the Minister or other federal, provincial, territorial, municipal tribunals or bodies, and certifies to the Minister that it has done so to date.

12.3

The Recipient will provide the Minister with reasonable access to any Project site for the purpose of ensuring that the terms and conditions of any environmental approval are met, and that any mitigation, monitoring or follow-up measure required has been carried out.

12.4

If as a result of changes to the Project or otherwise, an assessment is required in accordance with CEAA for the Project, the Minister and the Recipient agree that the Minister’s obligations under this Agreement will be suspended from the moment that the Minister informs the Recipient, until (i) a decision statement has been issued to the Recipient or, if applicable, the Minister has decided that the Project is not likely to cause significant adverse environmental effects or the Governor in Council has decided that the significant adverse environmental effects are justified in the circumstances, and (ii) if required, an amendment to this Agreement has been signed, setting out any conditions included in the decision statement.

12.5

Aboriginal consultation. The Recipient acknowledges that the Minister’s obligation to pay the Contribution is conditional upon Her Majesty satisfying any obligation that Her Majesty may have to consult with or to accommodate any Aboriginal groups, which may be affected by the terms of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.6	Official Languages. The Recipient agrees that any public acknowledgement of the Minister’s public support for the Project will be expressed in both official languages.

13.	Indemnification and Limitation of Liability

13.1

Indemnification. Except for any claims arising from the gross negligence of, or willful misconduct by, the Minister’s employees, officers, agents or servants, the Recipient agrees, at all times, to indemnify and save harmless, the Minister and any of his officers, servants, employees or agents from all and against all claims and demands, actions, suits or other proceedings (and all losses, costs and damages relating thereto) by whomsoever made, brought or prosecuted (all of the foregoing collectively, the “Claims”), where such Claims are asserted or arise from the Minister being a Party to this Agreement and exercising his rights and performing his obligations under this Agreement, to the extent such Claims result from:

(a)	the Project, its operation, conduct or any other aspect thereof;

(b)

the performance or non-performance of this Agreement, or the breach or failure to comply with any term, condition, representation or warranty of this Agreement by the Recipient, its Affiliated Persons, its officers, employees and agents, or by a third party or its officers, employees, or agents;

(c)	the design, construction, operation, maintenance and repair of any part of the Project; or,

(d)	any omission or other wilful or negligent act or delay of the Recipient, its Affiliated Person or a third party and their respective employees, officers, or agents.

13.2

Limitation of Liability. Notwithstanding anything to the contrary contained herein, the Minister shall not be liable for any direct, indirect, special or consequential damages of the Recipient nor for the loss of revenues or profits arising from, based upon, occasioned by or attributable to the execution of this Agreement, regardless of whether such a liability arises in tort (including negligence), contract, fundamental breach or breach of a fundamental term, misrepresentation, breach of warranty, breach of fiduciary duty, indemnification or otherwise.

13.3

Her Majesty, her agents, employees and servants will not be held liable in the event the Recipient enters into a loan, a capital or operating lease or other long-term obligation in relation to the Project for which the Contribution is provided.

14.	Default and Remedies

14.1	Event of Default. The Minister may declare that an Event of Default has occurred if:

(a)	the Recipient has failed or neglected to pay Her Majesty any amount due in accordance with this Agreement;

(b)

the Project is not completed in accordance with Schedule 1 - Statement of Work to the Minister’s satisfaction by the Project Completion Date or the Project is abandoned by the Recipient in whole or in part;

(c)	the Recipient has not, in the opinion of the Minister, met or satisfied a term, covenant or condition of this Agreement;

(d)	the Recipient becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute, from time to time in force, relating to bankrupt or insolvent debtors;

(e)	an order is made or the Recipient has passed a resolution for the winding up or dissolution of the Recipient, or the Recipient is dissolved or wound up;

(f)

the Recipient has, in the opinion of the Minister, ceased to carry on business or has sold all or substantially all of its assets or enters into a letter of intent or binding obligation to sell all or substantially all of its assets;

(g)	the Recipient has not met or satisfied a term or condition under any other contribution agreement or agreement of any kind with Her Majesty;

(h)	the Recipient fails to fulfill any of the contractual obligations set out in this Agreement;

(i)

a representation, covenant, warranty or statement contained herein or in any document, report or certificate delivered to the Minister hereunder or in connection therewith is false or misleading at the time it was made; and

(j)	the Recipient fails to comply with the obligations regarding audit and evaluation, as set out in Section 9.

14.2

Notice and Rectification Period. Except in the case of an Event of Default under paragraphs (d), (e) and (f) of Subsection 14.1 above, the Minister will not declare that an Event of Default has occurred unless the Parties have attempted to resolve the issue in accordance with Schedule 6 - Resolution Process. If the Parties are unable to resolve this issue, the Minister may give written notice to the Recipient of the occurrence which, in the Minister’s opinion, constitutes an Event of Default and the Recipient fails, within thirty (30) days of receipt of the notice, either to correct the condition or event or demonstrate, to the satisfaction of the Minister that it has taken such steps as are necessary to correct the condition, failing which the Minister may declare that an Event of Default has occurred.

14.3

Remedies on Default. If, after following the process in Schedule 6 - Resolution Process, the Minister declares that an Event of Default has occurred, the Minister may immediately exercise one or more of the following remedies, in addition to any remedy available at law:

(a)	suspend or terminate any obligation by the Minister to contribute or continue to contribute to the Eligible Costs including any obligation to pay any amount owing prior to the date of such suspension;

(b)

require the Recipient to repay to the Minister [***] (i) [***] or (ii) [***] of the [***] repayable Contribution paid by the Minister [***] up to the date of the Event of Default, together with interest from the day of demand at the Interest Rate;

(c)

require the Recipient to pay the Minister the total of all amounts required to be repaid pursuant to this Agreement or the Maximum Amount to be Repaid, whichever shall be the greater, less any amount already repaid to the Minister together with interest from the day of demand at the Interest Rate;

(d)	terminate the Agreement; and

(e)

post a notice on a Government of Canada website disclosing that the Recipient has committed an Event of Default under the provisions of this Agreement and describing generally the remedies, if any, that the Minister has accordingly exercised.

14.4

The Recipient acknowledges the policy objectives served by the Minister’s agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by Her Majesty in an Event of Default is difficult to ascertain and therefore, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement, if an Event of Default occurs.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.	Miscellaneous

15.1	Compliance with Lobbying Act. The Recipient warrants and represents:

(a)

that it has filed all Lobbying Act returns required to be filed in respect of persons employed by the Recipient who communicate and/or arrange meetings with Public Office Holders as part of their employment duties, and that it will continue to do so;

(b)

that it has not contracted with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent in any way upon the success of such person arranging meetings with Public Office Holders, or upon the approval of the Recipient’s application for SIF funding, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;

(c)

that it will not contract with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent upon the success of such person arranging meetings with Public Office Holders, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;

(d)

all persons who are or have been contracted by the Recipient to communicate and/or arrange meetings with Public Office Holders in respect of this Agreement are in full compliance with the registration and other requirements of the Lobbying Act; and

(e)

it shall at all times ensure that any persons contracted to communicate and/or arrange meetings with Public Office Holders in respect of the Agreement are in full compliance with the requirements of the Lobbying Act.

15.2

Members of Parliament. The Recipient represents and warrants that no member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in this Agreement.

15.3

Compliance with Post-Employment Provisions. The Recipient confirms that no current or former public servant or public office holder to whom the Values and Ethics Code for the Public Service, the Values and Ethics Code for the Public Sector, the Policy on Conflict of Interest and Post-Employment or the Conflict of Interest Act apply, will derive a direct benefit from this Agreement unless the provision or receipt of such benefits is in compliance with such legislation and codes.

15.4

The Recipient acknowledges that the representations and warranties in this section are fundamental terms of this Agreement. In the event of breach of these, the Minister may exercise the remedies set out in Subsection 14.3.

16.	Confidentiality

16.1

Consent Required. Subject to Schedule 2 - Communications Obligations, the Access to Information Act, the Privacy Act and the Library and Archives Act of Canada, each Party shall keep confidential and shall not without the consent of the other Party disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

16.2

International Dispute. Notwithstanding Subsection 16.1 of this Agreement, the Recipient waives any confidentiality rights to the extent such rights would impede Her Majesty from fulfilling her notification obligations to a world trade panel for the purposes of the conduct of a dispute, in which Her Majesty is a party or a third party intervener. The Minister is authorized to disclose the contents of this Agreement and any documents pertaining thereto, whether predating or subsequent to this Agreement, or of the transactions contemplated herein, where in the opinion of the Minister, such disclosure is necessary to the defence of Her Majesty’s interests in the course of a trade remedy investigation conducted by a foreign investigative authority, and is protected from public dissemination by the foreign investigative authority. The Minister shall notify the Recipient of such disclosure.

16.3

Financing, Licensing and Subcontracting. Notwithstanding Subsection 16.1 of this Agreement, the Minister hereby consents to the Recipient disclosing this Agreement, and any portion or summary thereof, for any of the following purposes:

(a)	securing additional financing;

(b)	licensing for commercial exploitation; or

(c)

confirming to agents, contractors and subcontractors of the Recipient that all agents, contractors and subcontractors must agree to provide the Minister and the Auditor-General with access to their records and premises, provided that any person to whom this Agreement or any portion or summary thereof is disclosed shall execute a non-disclosure agreement prior to such disclosure.

16.4	Repayments. Notwithstanding Subsection 16.1 of this Agreement, the Minister may disclose any information relating to the amount of each repayment made by the Recipient whether due or paid.

17.	General

17.1

Debt due to Canada. Any amount owed to Her Majesty under this Agreement shall constitute a debt due to Her Majesty and shall be recoverable as such. Unless otherwise specified herein, the Recipient agrees to make payment of any such debt forthwith on demand.

17.2

Interest. Debts due to Her Majesty will accrue interest in accordance with the Interest and Administrative Charges Regulations, in effect on the due date, compounded monthly on overdue balances payable, from the date on which the payment is due, until payment in full is received by Her Majesty. Any such amount is a debt due to Her Majesty and is recoverable as such.

17.3

Set-off Rights of Minister. Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the Contribution any amounts owed by the Recipient to the Minister under legislation or contribution agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard when making a claim under this Agreement.

17.4

No Assignment of Agreement. No Party shall assign the Agreement or any part thereof without the prior written consent of the Minister. Any attempt by a Party to assign this Agreement or any part thereof, without the express written consent of the Minister, is void.

17.5

Annual Appropriation. Any payment by the Minister under this Agreement is subject to there being an appropriation for the Government Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament. If the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Minister and the Recipient agree to review the effects of such a shortfall in the Contribution on the implementation of this Agreement.

17.6	Successors and Assigns. This Agreement is binding upon the Recipient, its successors and permitted assigns.

17.7

Event of Force Majeure. The Recipient will not be in default by reason only of any failure in the performance of the Project in accordance with Schedule 1 - Statement of Work if such failure arises without the fault or negligence of the Recipient and is caused by any event of Force Majeure.

17.8

Applicable Law. This Agreement will be interpreted in accordance with the laws of the province of British Columbia and federal laws of Canada applicable therein. The word “law” used herein has the same meaning as in the Interpretation Act, as amended.

17.9

Dispute Resolution. If a dispute arises concerning the application or interpretation of this Agreement, the Parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or by arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), as amended, and all regulations made pursuant to that Act.

17.10	No Amendment. No amendment to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

17.11

Contribution Agreement Only. This Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in this Agreement, the Parties relationship or actions is intended to create, or be construed as creating, a partnership, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Her Majesty or to represent itself as an agent, employee or partner of Her Majesty, including in any agreement with a third party, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of Her Majesty, and the Recipient shall be solely responsible for any and all payments and deductions required by the applicable laws.

17.12

No Waiver. The rights and remedies of the Minister under this Agreement shall be cumulative and not exclusive of any right or remedy that he or she would otherwise have. The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

17.13

Consent of the Minister. Whenever this Agreement provides for the Minister to render a decision or for the Recipient to obtain the consent or agreement of the Minister, such decision shall be reasonable on the facts and circumstance and such consent or agreement will not be unreasonably withheld but the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17.14

No conflict of interest. The Recipient and its Affiliated Persons, consultants and any of their respective advisors, partners, directors, officers, shareholders, employees, agents and volunteers shall not engage in any activity where such activity creates a real, apparent or potential conflict of interest in the sole opinion of the Minister, with the carrying out of the Project. For greater certainty, and without limiting the generality of the foregoing, a conflict of interest includes a situation where anyone associated with the Recipient owns or has an interest in an organization that is carrying out work related to the Project.

17.15

Disclose potential conflict of interest. The Recipient shall disclose to the Minister without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

17.16

Severability. Any provision of this Agreement which is prohibited by law or otherwise deemed ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.17

Signature in Counterparts. This Agreement may be signed in counterparts and such counterparts may be delivered by acceptable electronic transmission, including portable document format (PDF), each of which when executed and delivered is deemed to be an original, and when taken together, will constitute one and the same Agreement.

17.18	Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are to the currency of Canada.

17.19	Tax. The Recipient acknowledges that financial funding from government programs may have tax implications for its organization and that advice should be obtained from a qualified tax professional.

18.	Contact Information & Notices

18.1

Form and Timing of Notice. Any notice or other communication under this Agreement shall be made in writing. The Minister or the Recipient may send any written notice by any pre-paid method, including regular or registered mail, courier or email. Notice will be considered as received upon delivery by the courier, upon the Party confirming receipt of the email or one (1) day after the email is sent, whichever the sooner or five (5) calendar days after being mailed.

18.2	Any notices to the Minister in fulfillment of obligations such as claims, reporting, and any other documents stipulated under this Agreement, will be addressed to:

Strategic Innovation Fund

Attn: Senior Director

8th Floor

235 Queen Street

Ottawa, Ontario K1A 0H5

Fax No: (613) 954-5649

Email address: to be provided by SIF upon request from the Recipient.

Notwithstanding the foregoing, claims forms will not be sent by email unless otherwise agreed to in writing by the Minister.

18.3	Any notices to the Recipient will be addressed to:

AbCellera Biologics Inc.

Attn: Andrew Booth, Chief Financial Officer (CFO)

Address: 2215 Yukon St.,

     Vancouver, B.C.

     V5Y 0A1

Tel. No.: 604-559-9005

Email address: to be provided by the Recipient to SIF.

18.4

Change of Contact Information. Each of the Parties may change the address, which they have stipulated in this Agreement by notifying in writing the other Party of the new address, and such change shall be deemed to take effect fifteen (15) calendar days after receipt of such notice.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

as represented by the Minister of Industry

Per:	/s/ Colette Kaminsky	2020.40.10
	Strategic Innovation Fund	Date
Colette Kaminsky, Director General

AbCellera Biologics Inc.

Per:	/s/ Andrew Booth	11 April 2020
	Andrew Booth, Chief Financial Officer (CFO)	Date

I have the authority to bind the Corporation.

SCHEDULE 1 - STATEMENT OF WORK (SOW)

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 2 - COMMUNICATIONS OBLIGATIONS

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 3 - COST PRINCIPLES

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 4 - REPORTING REQUIREMENTS

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 5 - REPAYMENTS TO THE MINISTER (CONDITIONAL)

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 6 - RESOLUTION PROCESS

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 7 - SPECIAL PURPOSE EQUIPMENT

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SPECIAL PURPOSE EQUIPMENT FORM

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.